Exhibit 10.01

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (“Agreement”), effective as of the date of the last signature appearing below (“Effective Date”), is by and between LecTec Corporation, a Minnesota corporation, having a principal place of business at 1407 South Kings Highway, Texarkana Texas 75501 (“LecTec”), and The Mentholatum Company, a Delaware corporation with its principal place of business at 707 Sterling Drive, Orchard Park, New York 14127 (“Mentholatum”), which is a wholly owned subsidiary of Rohto Pharmaceutical Co., Ltd., a Japanese corporation with its principal place of business in Osaka, Japan (“Rohto”). LecTec and Mentholatum are sometimes referred to herein individually as a “Party” and collectively as “Parties.”

RECITALS

WHEREAS LecTec filed suit against Mentholatum and four other defendants in the United States District Court for the Eastern District of Texas, Civil Action Number 5:08-CV-00130-DF (“The Litigation”) claiming infringement of LecTec’s Re-Examined United States Patent Nos. 5,536,263 and 5,741,510 (“the ‘263 patent” and “the ‘510 patent,” respectively; collectively, the “Patents-In-Suit”) by, in the case of Mentholatum, selling certain WellPatch brand patches;

WHEREAS LecTec is willing to settle this case against Mentholatum for an amount that is less than what LecTec considers to be a reasonable royalty in exchange for Mentholatum being the first defendant willing to settle The Litigation and at a relatively early stage of the process;

WHEREAS Mentholatum is willing to settle this case for more than it believes it would be obligated to pay to LecTec in order to avoid the anticipated cost of continued litigation; and

WHEREAS LecTec and Mentholatum now desire to resolve The Litigation, under the terms and conditions hereof, without acknowledgement of liability by any Party.

AGREEMENTS

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for such other and further consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Payment From Mentholatum to LecTec. Mentholatum shall pay LecTec the sum of $600,000 according to the following schedule: (i) $100,000 upon execution of this Agreement, and (ii) $100,000 sent on the first Friday of the five subsequent months, i.e., June through October 2009. These amounts shall be due and owing irrespective of any further developments in The Litigation, including any possible determination that either of the Patents-In-Suit is invalid or unenforceable. Mentholatum shall make each payment by check, made out jointly to LecTec and Rader, Fishman & Grauer PLLC, delivered to Rader, Fishman & Grauer PLLC on behalf of LecTec.

2. Termination of The Litigation. Promptly upon LecTec’s receipt of an original counterpart of this Agreement, and payment of the $100,000 due upon execution of the Agreement pursuant to Section 1(i), LecTec and Mentholatum shall cause their representatives to file with the Court an Order of Dismissal to terminate The Litigation as against Mentholatum with prejudice, and shall cooperate fully to ensure entry by the Court.

3. Mutual General Release. LecTec, on behalf of itself and its officers, directors, employees, investors, shareholders, administrators, predecessor and successor corporations, attorneys, affiliates, agents, and assigns, hereby fully and forever releases, acquits and discharges Mentholatum and Rohto, their officers, directors, employees, investors, shareholders, administrators, attorneys, predecessor and successor corporations, affiliates, agents, and assigns, of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, arising from the beginning of time to the date of this Agreement, including but not limited to all claims related to the matters alleged in the Lawsuit and any other matters connected in any way with patch products sold by Mentholatum or Rohto or any of their subsidiaries or affiliates anywhere in the world. LecTec further releases and forever discharges the direct and indirect customers and distributors of Mentholatum and Rohto, and any subsidiaries or affiliates of either of them, of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, arising from the beginning of time to the date of this Agreement, related to any matters connected in any way with patch products sold by Mentholatum or Rohto or any of their subsidiaries or affiliates anywhere in the world. The foregoing release does not extend to any prospective obligations incurred under this Agreement. Further, the foregoing release does not extend to any acts committed by future successor corporations, assigns, subsidiaries or affiliates of Mentholatum or Rohto that were in the business of making or selling patch products before becoming a successor corporation, assignee, subsidiary or affiliate, including without limitation any of the other four defendants in The Litigation.

Mentholatum and Rohto, on behalf of themselves and their officers, directors, employees, investors, shareholders, administrators, predecessor and successor corporations, attorneys, affiliates, agents, and assigns, hereby fully and forever release, acquit and discharge LecTec, its officers, directors, employees, investors, shareholders, administrators, attorneys, predecessor and successor corporations, affiliates, agents, and assigns, of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, arising from the beginning of time to the date of this Agreement, including but not limited to all claims related to the matters alleged in the Lawsuit and any other matters connected in any way with patch products sold by Mentholatum or Rohto or any of their subsidiaries or affiliates anywhere in the world. Mentholatum and Rohto further release and forever discharge the direct and indirect customers and distributors of LecTec, and any of its subsidiaries or affiliates, of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, arising from the beginning of time to the date of this Agreement, related to any matters connected in any way with patch products sold by LecTec or any of its subsidiaries or affiliates anywhere in the world. The foregoing release does not extend to any prospective obligations incurred under this Agreement. Further, the foregoing release does not extend to any acts committed by future successor corporations, assigns, subsidiaries or affiliates of LecTec that were in the business of making or selling patch products before becoming a successor corporation, assignee, subsidiary or affiliate

4. Covenant Not to Sue. LecTec covenants not to sue Mentholatum or Rohto, or any of their subsidiaries, affiliates or other controlled entities (“Mentholatum or Rohto”) or any of their direct or indirect customers or distributors of patch products, for any infringement of (a) the Patents-In-Suit, (b) any patent that claims priority, directly or indirectly, from the Patents-In-Suit (the “Family Patents”), including without limitation U.S. Patent Nos. 6,096,333; 6,096,334, and 6,361,790, or (c) any foreign counterparts of the Patents-In-Suit or any of the Family Patents. Without limiting the foregoing covenant in any way, the Parties agree that the foregoing covenant shall apply to any and all products and processes now or hereafter sold or used by Mentholatum or Rohto. The foregoing covenant shall not apply to sales by Mentholatum or Rohto customers of patch products sold to them by parties other than Mentholatum or Rohto. The foregoing covenant shall not apply to future acquired subsidiaries, affiliates or other entities controlled by Mentholatum or Rohto that were in the business of making or selling patch products before becoming a subsidiary, affiliate or other entity controlled by Mentholatum or Rohto, including without limitation any of the other four defendants in The Litigation. The foregoing covenant also shall not apply to patches sold to non-retail customers by Metholatum or Rohto that are branded or re-branded for re-sale by the non-retail customer, but the foregoing covenant shall apply to “private label” patch products sold by Mentholatum or Rohto to retailers. LecTec further covenants not to sue Mentholatum or Rohto or any of their subsidiaries, affiliates, or direct or indirect customers or distributors of patches for infringement of any patent for continuing to sell the patch products currently offered for sale by Mentholatum under the WellPatch brand (and equivalent patch products that are “private-labeled” by retail customers).

5. Agreement Regarding Transfer of Patents and Contingent License. LecTec agrees that it will not assign or otherwise transfer the patents referred to in the covenant not to sue set forth in Paragraph 4 unless and until the transferee agrees in writing to be bound by said covenant not to sue and such writing is provided to Mentholatum. In the event that any of the patents referred to in the covenant not to sue set forth in Paragraph 4 are assigned or otherwise transferred from LecTec (the “Transferred Patents”) without such a writing, Mentholatum and Rohto shall have, and LecTec does hereby grant, an immediate fully paid-up, non-exclusive, irrevocable, worldwide license under the Transferred Patents to make, have made, use, sell, offer for sale and import products covered by the Transferred Patents. In the event that LecTec files for bankruptcy, Mentholatum and Rohto shall have, and LecTec does hereby grant, an immediate fully paid-up, non-exclusive, irrevocable, worldwide license under all of the patents referenced in the covenant not to sue set forth in Paragraph 4 to make, have made, use, sell, offer for sale and import products covered by any such patents.

6. Agreement Not To Challenge Patents. Mentholatum and Rohto covenant not to challenge or assist in any way in challenging the validity or enforceability of the Patents-In-Suit, any Family Patents or any foreign counterparts of the Patents-In-Suit or any of the Family Patents, so long as none of these patents is asserted against Mentholatum or Rohto or any of their subsidiaries, affiliates, or direct or indirect customers or distributors.

7. Costs. Each Party shall bear its own costs, expert fees, attorneys’ fees and other fees incurred in connection with The Litigation and this Agreement.

8. Representations and Warranties. Each Party represents and warrants that (a) it has the full right and power to enter into this Agreement and to grant the covenants and releases referred to herein, (b) there are no outstanding agreements, assignments, options, liens or encumbrances inconsistent with the provisions of this Agreement; and (c) the undersigned has the authority to act on its behalf and on behalf of all who may claim through it to the terms and conditions of this Agreement.

9. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

10. Entire Understanding. This Agreement represents the entire agreement and understanding between the Parties and supersedes and replaces any and all prior agreements and understandings relating to these matters.

11. Amendments. This Agreement may only be amended by a written agreement signed by both Parties.

12. Confidentiality. This Agreement shall be confidential between the Parties. Neither Party shall issue any press releases or otherwise disclose or make public any of the terms or conditions of this Agreement. Notwithstanding the foregoing, the Parties may indicate that the case was settled (without otherwise disclosing the terms of the settlement) and may make whatever disclosures/filings that are obligatory by law.

13. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of law provisions thereof. In the event of any dispute arising under this Agreement, LecTec and Mentholatum agree to submit themselves to the exclusive jurisdiction of the state or federal courts located in the Eastern District of Texas, and waive any objection on the grounds of lack of personal jurisdiction or venue (forum non conveniens or otherwise) to the exercise of such jurisdiction over either of them by these courts. Each party waives the right to a trial by jury.

14. Binding Effect. This Agreement shall be binding upon any party to whom any of the patents subject to the covenant not to sue set forth in Paragraph 4 may be assigned, licensed, or otherwise transferred.

15. No Assignment or Sublicense by Mentholatum and Rhoto. Mentholatum and Rohto may not assign or transfer this Agreement, including the rights and obligations thereunder, to any third-party, except in connection with a sale to a third-party of substantially all of Mentholatum’s assets or the sale of Mentholatum’s patch products business, in which case this Agreement may be assigned to the third-party purchaser, but the provisions of Paragraphs 4 (covenant not to sue) and 5 (contingent license) shall only apply to patch products offered for sale by Mentholatum or Rohto at the time of the said sale of substantially all of their assets or Mentholatum’s patch products business, and not to any other patch products. Mentholatum and Rohto may not sublicense any license rights that they may obtain under Paragraph 5 of this Agreement to any third-party, except in connection with an arrangement for the manufacture of patch products to be sold by Mentholatum or Rohto to their direct or indirect customers or distributors under a Mentholatum or Rohto brand or to be “private-labeled” by a retail customer.

16. Counterparts. This Agreement shall be executed in two (2) counterparts, whereby LecTec and Mentholatum shall each execute a duplicate original thereof, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, LecTec and Mentholatum have caused this Agreement to be executed by their duly authorized representatives, whose signatures appear below.

The Mentholatum Company

By: /s/ James W. Ingham	Date: May 29, 2009

James W. Ingham
Vice President, Finance & Administration, Chief Financial Officer

LecTec Corporation

By: /s/ Judd Berlin	Date: May 22, 2009
Judd Berlin, Chief Executive Officer

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